UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements (“pro forma financial statements”) have been prepared based on the historical consolidated financial statements of Skyline Champion Corporation (“Skyline Champion”, the "Company”) to give effect to the following transaction (the “Transaction”):

On August 25, 2023, Champion Home Builders (“CHB”) and Champion Retail Housing (together with CHB, the “Buyers”), subsidiaries of the Company, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Regional Holdings Corporation (“Regional Holdings”), Regional Underwriters, Inc. (“Regional Underwriters”), Heath Jenkins, as beneficial owner of the outstanding equity interests of Regional (collectively, with Regional and Regional Underwriters, the “Sellers”), Dana Jenkins, as beneficial owner of the outstanding equity interests of Helicon Insurance, LLC, and party thereto solely with respect to the sale of Helicon Insurance, LLC (“Dana Jenkins”), and Heath Jenkins, solely in his capacity as the representative of the Sellers (the “Sellers’ Representative”), pursuant to which Buyers have agreed to acquire all of the outstanding equity interests in Regional Enterprises, LLC and related companies (collectively, “Regional Homes”).

On October 13, 2023 (the "Closing Date"), the Company, through the Buyers, paid to Sellers approximately $317 million and assumed debt, primarily related to inventory floor plan liabilities, of approximately $93 million. In addition, the Company issued 379,248 shares of common stock in Skyline Champion, par value $0.0277 per share (the “Skyline Common Stock”), equal to approximately $23 million, to Sellers. The transaction is subject to an earnout provision as well as customary net working capital adjustments. The Company also issued 75,850 shares of Skyline Common Stock, equal to approximately $5 million, to Dana Jenkins (the “D. Jenkins Stock Consideration”) for Helicon Insurance, LLC. The Skyline Champion Common Stock was issued to the Sellers and Dana Jenkins in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act (the “Private Placement”).

The pro forma financial statements have been prepared to reflect the accounting adjustments to Skyline Champion’s historical consolidated financial information to account for the Transaction. The unaudited pro forma condensed combined balance sheet as of September 30, 2023, gives effect as if the Transaction had been completed on September 30, 2023. The unaudited pro forma condensed combined income statements for the six months ended September 30, 2023, and the year ended April 1, 2023, give effect to the Transaction, in each case, as if it had been completed on April 3, 2022.

The pro forma financial statements are provided for illustrative purposes only and are not intended to represent what Skyline Champion’s financial position or results of operations would have been had the Transaction been consummated on the assumed dates, nor do they purport to project the future operating results or the financial position of the Company following the Transaction. The actual financial position and results of operations of Skyline Champion after consummation of the Transaction may differ significantly from the pro forma amounts reflected herein due to a variety of factors. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements. In Skyline Champion’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The pro forma financial statements do not include any pro forma adjustments to reflect certain expected financial benefits of the Transaction, such as revenue and cost synergies, or the anticipated costs to achieve those benefits.

As of the date of this filing, the Company has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the assets acquired and the liabilities assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Regional Homes’ accounting policies to the Company's accounting policies. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

The condensed combined pro forma financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information in addition to the following:

1)
Skyline Champion’s audited consolidated financial statements and related notes included in Skyline Champion’s annual report on Form 10-K for the year ended April 1, 2023.
2)
Skyline Champion’s unaudited consolidated financial statements and related notes included in Skyline Champion’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2023.
3)
Regional Holdings Corporation and Subsidiaries audited financial statements and related notes as of December 31, 2022, and for the year ended December 31, 2022, included as Exhibit 99.1 to Skyline Champion’s current report on Form 8-K/A.
4)
Regional Holdings Corporation and Subsidiaries unaudited financial statements and related notes as of June 30, 2023, and for the six months ended June 30, 2023, included as Exhibit 99.2 to Skyline Champion’s current report on Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

(In thousands)	Historical Skyline Champion	Historical Regional Holdings	Historical Regional Holdings Businesses Not Acquired	Pro Forma Adjustments for Acquisition	Notes	Pro Forma Combined
			(a)
ASSETS
Current assets:
Cash and cash equivalents	$701,155	$70,219	$(949)	$(317,191)	(b)	$453,234
Trade accounts receivable, net	55,097	49,506	(225)	—		104,378
Floor plan loans receivable	—	2,059	—	—		2,059
Inventories, net	182,239	163,449	(22,367)	3,721	(c)	327,042
Other current assets	39,447	5,881	16,514	—		61,842
Total current assets	977,938	291,114	(7,027)	(313,470)		948,555
Long-term assets:
Property, plant, and equipment, net	191,766	113,298	(54,545)	21,568	(d)	272,087
Goodwill	196,574	125,233	—	29,275	(e)	351,082
Amortizable intangible assets, net	40,299	18,905	—	23,895	(f)	83,099
Deferred tax assets	19,798	—	—	840	(g)	20,638
Investments in affiliates	—	—	—	—		—
Other noncurrent assets	242,800	12,388	(363)	—		254,825
Total assets	$1,669,175	$560,938	$(61,935)	$(237,892)		$1,930,286
LIABILITIES AND EQUITY
Current liabilities:
Current portion of floorplan loans	$—	$56,870	$—	$—		$56,870
Current portion of long-term debt	—	4,545	(3,740)	—		805
Accounts payable	50,829	10,194	1,070	—		62,093
Other current liabilities	192,322	31,814	358	—		224,494
Total current liabilities	243,151	103,423	(2,312)	—		344,262
Long-term liabilities:
Long-term debt	12,430	141,289	(40,786)	(12,793)	(h)	100,140
Notes payable, net of current portion	—	—	—	—		—
Floorplan loans, net of current portion	—	34,944	—	—		34,944
Deferred tax liabilities	6,417	—	—	—		6,417
Other liabilities	66,984	9,757	(6,139)	5,876	(i)	76,478
Total long-term liabilities	85,831	185,990	(46,925)	(6,917)		217,979

Equity:
Common stock	1,587	10	(10)	13	(j)	1,600
Additional paid-in capital	530,645	24,542	(24,542)	27,839	(j)(k)	558,484
Retained earnings	821,628	245,624	13,077	(258,701)	(k)	821,628
Noncontrolling interest	—	1,349	(1,223)	(126)	(k)	—
Accumulated other comprehensive loss	(13,667)	—	—	—		(13,667)
Total equity	1,340,193	271,525	(12,698)	(230,975)		1,368,045
Total liabilities and equity	$1,669,175	$560,938	$(61,935)	$(237,892)		$1,930,286

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2023

(In thousands, except per share amounts)	Historical Skyline Champion	Historical Regional Holdings	Historical Regional Holdings Businesses Not Acquired	Pro Forma Adjustments for Acquisition	Notes	Pro Forma Combined
			(a)

Net sales	$929,005	$257,159	$(7,702)	$(4,634)	(l)	$1,173,828
Cost of sales	682,843	183,148	(7,190)	(2,427)	(d)(l)(m)	856,374
Gross profit	246,162	74,011	(512)	(2,207)		317,454
Selling, general and administrative expenses	134,893	43,956	(4,350)	1,405	(d)(n)	175,904
Operating income	111,269	30,055	3,838	(3,612)		141,550
Interest (income) expense	(19,781)	7,075	(1,100)	(1,559)	(o)	(15,365)
Other expense (income)	2,065	(158,642)	157,545	500	(p)	1,468
Income before income taxes and noncontrolling interest	128,985	181,622	(152,607)	(2,553)		155,447
Income tax expense	32,047	—	—	6,575	(q)	38,622
Net income before noncontrolling interest	96,938	181,622	(152,607)	(9,128)		116,825
Noncontrolling interest	—	1,349	(1,223)	(126)		—
Net income attributable to controlling interest	$96,938	$180,273	$(151,384)	$(9,002)		$116,825

Weighted average number of common shares outstanding:
Basic	57,224			455	(s)	57,679
Diluted	57,695			455		58,150

Net income per share applicable to common shareholders:
Basic	$1.69					$2.03
Diluted	$1.68					$2.01

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

FOR THE YEAR ENDED APRIL 1, 2023

(In thousands, except per share amounts)	Historical Skyline Champion	Historical Regional Holdings	Historical Regional Holdings Businesses Not Acquired	Pro Forma Adjustments for Acquisition	Notes	Pro Forma Combined
			(a)

Net sales	$2,606,560	$414,403	$(12,821)	$85,456	(l)(r)	$3,093,598
Cost of sales	1,787,879	311,167	(11,702)	52,759	(d)(l)(m)(r)	2,140,103
Gross profit	818,681	103,236	(1,119)	32,697		953,495
Selling, general and administrative expenses	300,396	67,410	(6,412)	10,168	(d)(n)(r)	371,562
Operating income	518,285	35,826	5,293	22,529		581,933
Interest (income) expense	(14,977)	10,439	(1,637)	(2,728)	(o)(r)	(8,903)
Other (income) expense	(634)	(21,227)	19,849	319	(p)(r)	(1,693)
Income before income taxes and noncontrolling interest	533,896	46,614	(12,919)	24,938		592,529
Income tax expense	132,094	—	—	14,630	(q)	146,724
Net income before noncontrolling interest	401,802	46,614	(12,919)	10,308		445,805
Noncontrolling interest	—	526	288	—		814
Net income attributable to controlling interest	$401,802	$46,088	$(13,207)	$10,308		$444,991

Weighted average number of common shares outstanding:
Basic	56,987			455	(s)	57,442
Diluted	57,395			455		57,850

Net income per share applicable to common shareholders:
Basic	$7.05					$7.76
Diluted	$7.00					$7.71

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The accompanying pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X, as amended, including pursuant to SEC Final Rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, release number 33-10786 dated May 20, 2020 (“Article 11”), using the acquisition method of accounting under U.S. GAAP. Transaction accounting adjustments have been made to show the effects of the Transaction on the historical financial statements of Skyline Champion and Regional Homes. The pro forma adjustments are preliminary and based on estimates of the purchase consideration and estimates of fair value and useful lives of the assets acquired and liabilities assumed. Certain reclassifications have been made to the historical financial statements of Regional Homes in order to conform with classifications used by Skyline Champion.

Skyline Champion's fiscal year ends on the Saturday nearest March 31. Regional Homes fiscal year ends December 31. Pursuant to Regulation S-X for companies with different fiscal year ends, the pro forma financial information has been prepared utilizing periods that differ by one quarter. As such, Skyline Champion's historical results for the unaudited pro forma condensed combined financial statements are derived from the Company's unaudited consolidated balance sheet as of September 30, 2023, unaudited consolidated income statement for the six months ended September 30, 2023, and audited consolidated income statement for the year ended April 1, 2023. Regional Homes' historical results are derived from Regional Homes' unaudited consolidated balance sheet as of June 30, 2023, unaudited consolidated income statement for the six months ended June 30, 2023, and audited consolidated income statement for the year ended December 31, 2022.

Note 2. Acquisition of Regional Homes

On August 25, 2023, Champion Home Builders (“CHB”) and Champion Retail Housing (together with CHB, the “Buyers”), subsidiaries of the Company, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Regional Holdings Corporation (“Regional”), Regional Underwriters, Inc. (“Regional Underwriters”), Heath Jenkins, as beneficial owner of the outstanding equity interests of Regional (collectively, with Regional and the Regional Underwriters, the “Sellers”), Dana Jenkins, as beneficial owner of the outstanding equity interests of Helicon Insurance, LLC, and party thereto solely with respect to the sale of Helicon Insurance, LLC (“Dana Jenkins”), and Heath Jenkins, solely in his capacity as the representative of the Sellers (the “Sellers’ Representative”), pursuant to which Buyers agreed to acquire all of the outstanding equity interests in Regional Enterprises, LLC and related companies (collectively, “Regional Homes”).

On October 13, 2023 (the "Closing Date"), the Company, through the Buyers, paid to Sellers approximately $317 million and assumed debt, primarily related to inventory floor plan liabilities, of approximately $93 million. In addition, the Company issued 379,248 shares of common stock in Skyline Champion, par value $0.0277 per share (the “Skyline Common Stock”), equal to approximately $23 million, to Sellers. The transaction is subject to an earnout provision as well as customary net working capital adjustments. The Company also issued 75,850 shares of Skyline Common Stock, equal to approximately $5 million, to Dana Jenkins (the “D. Jenkins Stock Consideration”) for Helicon Insurance, LLC. The Skyline Champion Common Stock was issued to the Sellers and Dana Jenkins in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act (the “Private Placement”).

Note 3. Preliminary Purchase Price Allocation

The allocation of the preliminary estimated purchase price is based upon Skyline Champion’s estimates of and assumptions related to the fair value of assets acquired and liabilities assumed as of September 30, 2023, using currently available information. Because the pro forma financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on Skyline Champion’s financial position and results of operations may materially differ from the pro forma amounts included in this filing.

The preliminary purchase price allocation is subject to adjustment as the purchase accounting is not finalized. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocations used in the pro forma adjustments.

The following is an allocation of purchase price based upon a preliminary estimate of the fair value of the assets acquired and the liabilities assumed by Skyline Champion in the Transaction, amounts except share and per share in thousands:

Description	Amount
Fair value of consideration transferred
Fair value of Skyline Champion common stock issued as consideration (455,098 shares at $61.20)	$27,852
Cash consideration	317,191
Estimated earn out consideration	5,876
Total consideration	$350,919
Preliminary purchase price allocations:
Cash and cash equivalents	$67,557
Trade accounts receivable, net	49,281
Floor plan loans receivable	2,059
Inventories, net	144,803
Other current assets	22,542
Property, plant, and equipment, net	80,321
Amortizable intangible assets, net	42,800
Deferred tax assets	840
Other noncurrent assets	12,025
Accounts payable	(10,101)
Other current liabilities	(32,172)
Long-term debt	(88,515)
Floorplan loans, net of current portion	(91,814)
Other liabilities	(3,215)
Identifiable net assets acquired	196,411
Goodwill	154,508
Total purchase price	$350,919

Note 4. Pro Forma Adjustments

Adjustments included in the column labeled “Pro Forma Adjustments for Acquisition” in the pro forma balance sheet and income statements are as follows:

a)
Reflects the removal of businesses included in Regional Holdings consolidated financial statements that were not acquired by Skyline Champion per the terms of the Purchase Agreement.
b)
Represents the cash consideration transferred by Skyline Champion for the acquisition of Regional Homes.
c)
Represents the estimated adjustment to step-up Regional Homes inventories to fair value. Such estimates are preliminary and subject to change. Fair value was based on the manufacturing wholesale price. After the Transaction, the stepped-up inventory value will increase cost of sales as the inventory is sold.

d)
Reflects an adjustment of $21.6 million to increase the basis of acquired property, plant and equipment to estimated fair value based on the Company’s preliminary valuation and the related estimated depreciation expense. The preliminary estimated useful lives of the assets range from 3 to 20 years. The pro forma depreciation expense adjustment for the stepped up basis of the acquired property, plant and equipment for the six months ended September 30, 2023 is $0.5 million and $0.3 million, recorded in cost of sales and selling, general and administrative expenses, respectively. The pro forma depreciation expense adjustment for the stepped up basis of the acquired property, plant and equipment for the year ended April 2, 2023 is $1.2 million and $0.7 million recorded in cost of sales and selling, general and administrative expenses, respectively.

e)
To record the preliminary fair value of goodwill resulting from the excess consideration paid over the fair value of net assets acquired as if the Transaction occurred as of September 30, 2023. The amount of goodwill ultimately recognized in purchase accounting as of the Transaction closing date might differ from the amount shown here due to changes in certain asset and liability balances. Goodwill resulting from the Transaction is not amortized and will be assessed for impairment at least annually.

f)
Reflects the adjustment to write up identifiable intangible assets to $42.8 million, consisting of trade names and customer relationships, based on management’s preliminary valuation. Estimated useful lives are based on the time periods during which the intangibles are expected to result in substantial incremental cash flows. The fair value of customer relationships was determined using the multi-period excess earnings method and the fair value of trade names was determined using the relief-from-royalty method. Such estimates are preliminary and subject to change.

Description	Estimated life in years	Amount (in thousands)
Trade names	10	$24,900
Customer relationships	10	17,900
Total identifiable intangible assets		$42,800

g)
Represents an adjustment to deferred tax assets of $0.8 million for the tax effects of recognizing the preliminary purchase price allocation reflected herein, calculated at an estimated statutory rate of 24.7%. These adjustments are based on estimates of the fair value of Regional Homes' assets to be acquired, liabilities assumed and the related purchase price allocations. These estimates are subject to further review by the Company's management, which may result in material adjustments to deferred taxes with an offsetting adjustment to goodwill.
h)
Removal of debt of $12.8 million which was settled upon closing of the Transaction.
i)
Reflects an adjustment to record a $5.9 million liability related to the fair value of the earnout contingent consideration that will be paid to the former owner if the acquired business meets targets specified in the Purchase Agreement. The fair value of the earnout was determined using a Monte-Carlo simulation model which is based on a range of estimated probability scenarios.
j)
Reflects the issuance of $27.9 million of Common Stock by Skyline Champion for the acquisition of Regional Homes.
k)
Reflects the elimination of Regional Homes' historical equity balances of $258.8 million.
l)
To eliminate sales and cost of sales for inventory purchased by Regional Homes from the Company as if the acquisition occurred on April 3, 2022. The amounts are as follows, in thousands:

Description	For the six months ended September 30, 2023	For the year ended April 1, 2023
Reduction of net sales	$4,634	$12,929
Reduction of cost of sales	3,522	9,826
m)
To record pro forma cost of sales of $0.6 million and $7.7 million related to the fair value step of Regional Homes' inventory for the six months ended September 30, 2023 and the year ended April 1, 2022, respectively, as if the Transaction occurred on April 3, 2022.
n)
To record the pro forma amortization expense related to the identifiable intangible assets resulting from a valuation of fair value as if the Transaction occurred on April 3, 2022, based on preliminary estimates of the fair values of such assets and their useful lives.

Description	For the six months ended September 30, 2023	For the year ended April 1, 2023
Removal of historical amortization expense	$(995)	$—
Pro forma amortization expense	2,140	4,280
Pro forma adjustment for amortization expense	$1,145	$4,280

o)
To remove historical interest expense of $1.6 million and $3.2 million on debt that was settled prior to the Transaction for the six months ended September 30, 2023 and the year ended April 1, 2022, respectively, as if the Transaction occurred on April 3, 2022.
p)
Represents the accrual of additional transaction costs incurred by the Company subsequent to September 30, 2023 of $0.5 million. The remaining transactions costs of $2.1 million are included in the historical income statement of the Company for the six months ended September 30, 2023. These costs will not affect the Company's income statement beyond 12 months after the acquisition date.
q)
Reflects the estimated income tax impact of the historical results of the businesses acquired and the pro forma adjustments from the Transaction at a forecasted blended statutory rate of 24.8%. Because the tax rates used for these pro forma financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Transaction.

r)
Prior to January 1, 2023, Regional Holdings had a one-third membership interest in Hamilton Home Builders, LLC and Affiliates ("Hamilton") which it accounted for using the equity method. On January 1, 2023, Regional Holdings acquired the remaining two-thirds membership interest in Hamilton. As a result of that acquisition, Regional Holdings became the sole member of Hamilton. The equity method investment was held by a Regional Holdings' business not acquired by the Company in the Transaction. The table below presents the pro forma adjustments to the statement of income for the year ended April 1, 2023, as if the acquisition of Hamilton by Regional Holdings had taken place at the beginning of the earliest period presented, net of intercompany eliminations. There were no pro forma adjustment for the six months ended September 30, 2023, because the results of Hamilton were included in the consolidated results of Regional Holdings for that period.

Description	Amount (in thousands)

Net sales	$98,385
Cost of sales	53,750
Gross profit	44,635
Selling, general and administrative expenses	5,209
Operating income	39,426
Interest expense	508
Other income	(181)
Income before taxes	39,099
Income tax expense	—
Net income	$39,099

s)
The unaudited pro forma weighted average number of common shares outstanding is calculated by adding the 455,098 shares issued to the Sellers and the historical weighted average number of common shares outstanding of the Company. The unaudited pro forma weighted average common shares outstanding have been calculated as if the shares had been issued as of April 3, 2022.